Exhibit 99-2

                              Media:  Tom Robinson
                                      816.556.2902
                              Investor: Greg Drown
FOR IMMEDIATE RELEASE                 816.556.2312

    Great Plains Energy Announces Expected 2002 Earnings

Kansas City, MO, December 31, 2001 - Great Plains Energy
Incorporated (NYSE:GXP) today announced expected 2002 earnings to be in the range of $2.00 to $2.10 per share.

KLT Inc., the unregulated investment company, expects to contribute $.40 - $.45 per share. The earnings guidance reflects today's voluntary filings of DTI Holdings, Inc.
and Digital Teleport, (DTI) Inc. for reorganization under Chapter 11. Any earnings or losses from DTI during bankruptcy will not flow through Great Plains Energy's income statement and DTI's assets and liabilities will no longer be included in the consolidated balance sheet.

Kansas City Power & Light, the regulated electric utility, expects to contribute to 2002 earnings in the range of $1.60 to $1.70 per share. The revised guidance reflects increased pension plan expense, expected lower bulk power prices and planned power plant outages deferred due to Hawthorn #5 being off line for two years.

Great Plains Energy is the holding company for three wholly owned subsidiaries: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest;
Great Plains Power Inc., a competitive generator that will sell to the wholesale market; and KLT Inc., a national investment company focusing on energy related ventures that are unregulated with high growth potential. Headquartered in Kansas City, Missouri, the Company's web site is www.kcpl.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions; cost of fuel; financial market conditions including, but not limited to changes in interest rates; inflation rates; increased competition including, but not limited to the deregulation of the United States electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses; adverse changes in applicable laws, regulations or rules governing environmental including air quality regulations, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; market conditions in the telecommunications industry; and other risks and uncertainties. This list of factors may not be all-inclusive since it is not possible to predict all possible factors.

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